CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
(804) 418-7745
For Immediate Release
                                January 26, 2023

HAMILTON BEACH BRANDS HOLDING COMPANY
NAMES NEW CHIEF FINANCIAL OFFICER

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced that Sally M. Cunningham has been appointed Senior Vice President, Chief Financial Officer, effective March 17, 2023. Ms. Cunningham will be a member of the Company’s Executive Committee and report to Gregory H. Trepp, President and Chief Executive Officer. She will join the Company on February 13, 2023, initially as Senior Financial Advisor.
As previously announced, effective January 13, 2023, the Board of Directors appointed Linda J. Woermer, Senior Director, Corporate Controller of Hamilton Beach Brands, Inc., as principal financial officer and principal accounting officer of the Company, on an interim basis, in conjunction with the resignation of CFO Michelle O. Mosier. Ms. Woermer’s appointment will remain in effect through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, with Ms. Cunningham assuming those roles effective March 17, 2023.
Ms. Cunningham most recently served as a Finance Operating Partner with the private equity firm One Rock Capital Partners. Prior to that, she served as Senior Vice President and Chief Financial Officer at Synalloy Corporation, which is now known as Ascent Industries Co. Before that, she served as Vice President of Finance at ICF International, a technology services provider, and held various finance roles at Genworth and Cadmus Communications.
Mr. Trepp said, “We are delighted to welcome Sally to our leadership team and strong finance organization. Sally is an accomplished senior finance leader who also brings a strong track record in value creation, digital transformation, and M&A integration. We expect to benefit significantly from Sally’s breadth and depth of experience as we continue to invest in our long-term growth strategy and create value for all of our stakeholders.”
Ms. Cunningham said, “I am excited to join the Hamilton Beach Brands team at a time of great opportunity for the Company and the small kitchen appliances industry. I believe the Company is very well positioned to continue expanding its brands and product offerings as it continues to make progress with its strategic initiatives to increase revenue, drive margin expansion and generate strong cash flow over time.”
Ms. Cunningham began her career in auditing with Arthur Andersen LLC. She is a Certified Public Accountant and holds a B.B.A. in accounting from the College of William & Mary and a M.B.A. from the University of Richmond.
As CFO, Ms. Cunningham will lead all of the Company’s financial functions, including Accounting, Financial Planning and Analysis, Financial Reporting, Treasury, Tax, and Investor Relations.

About Hamilton Beach Brands Holding Company

Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, Brightline® and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, Clorox® air purifiers, and Brita® countertop water appliances. Hamilton Beach Brands markets and distributes the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Hamilton Beach Brands has entered the home medical market through a multiyear agreement with HealthBeacon plc and is the exclusive marketer and distributor of a smart Injection Care Management System in the U.S. and Canada under the new owned brand name Hamilton Beach Health®. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.